Exhibit 99.3

Six Flags, Inc.

Exchange Offer and Consent Solicitation Relating to Debt Securities Issued by Six Flags, Inc.

8 7/8% Senior Notes due 2010 (the “SFI 2010 Notes”) CUSIP: 83001PAD1,

9 3/4% Senior Notes due 2013 (the “SFI 2013 Notes”) CUSIP: 83001PAF6, &

9 5/8% Senior Notes due 2014 (the “SFI 2014 Notes”) CUSIPS: 83001PAH2 & 83001PAK5

(collectively, the “SFI Notes”)

April 17, 2009

To our Clients:

We have enclosed for you an Offering Memorandum and Consent Solicitation Statement, dated April 17, 2009 (the “Offering Memorandum and Consent Solicitation Statement”), from Six Flags, Inc. (the “Six Flags”).  Through the Offering Memorandum and Consent Solicitation Statement and related Letter of Transmittal, Six Flags is offering to exchange (the “Exchange Offer”) your properly tendered and accepted SFI Notes for shares of common stock (the “Common Stock”) of Six Flags and is requesting your consent (the “Consent Solicitation”) to certain amendments to the indentures pursuant to which the SFI Notes were issued (collectively, the “Indentures”), to eliminate or amend substantially all of the restrictive covenants and modify certain events of default and various other provisions contained in the Indentures (collectively, the “Proposed Amendments”), as further described in the Offering Memorandum and Consent Solicitation Statement.  The Proposed Amendments will not become operative unless and until the Exchange Offer is consummated. The Exchange Offer and Consent Solicitation are subject to satisfaction of certain conditions as specified in the Offering Memorandum and Consent Solicitation Statement. Six Flags reserves the right to terminate, extend or amend the Exchange Offer and the Consent Solicitation with respect to the Notes if any condition of the Exchange Offer and the Consent Solicitation is not satisfied or waived by Six Flags or otherwise in its sole discretion.

The Exchange Offer and the Consent Solicitation will expire at 11:59 p.m., New York City Time, on June 25, 2009, unless extended. Tendered SFI Notes may be withdrawn and consents to the Proposed Amendments may be revoked at any time on or prior to May 29, 2009 (the “Withdrawal Deadline”).  SFI Notes properly tendered and accepted are not revocable after the Withdrawal Deadline.  In order to allow sufficient time for processing your instruction prior to the Expiration Date, please return your Noteholder’s Instructions Form as promptly as possible.

You are the beneficial owner of the SFI Notes.  We are holding your SFI Notes for you in your account.  Therefore, if you would like to exchange your SFI Notes, you can only do so by instructing us to submit an instruction to exchange on your behalf.

If you wish to have us exchange your SFI Notes for Common Stock, please complete and return to us the enclosed Noteholder’s Instructions Form.